Exhibit 4.1

                   AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

         AMENDMENT NO. 1 dated April 25, 2001 ("Amendment No. 1") to STOCK PURCHASE AGREEMENT dated February 8, 2001, among GBI CAPITAL MANAGEMENT CORP., NEW VALLEY CORPORATION, LADENBURG, THALMANN GROUP INC., BERLINER
EFFEKTENGESELLSCHAFT AG and LADENBURG, THALMANN & CO., INC. ("Stock Purchase Agreement").

         WHEREAS, the Parties have entered into the Stock Purchase Agreement and desire to amend it in certain respects as set forth herein (capitalized terms used herein that are defined in the Stock Purchase Agreement shall have the same meanings herein as in the Stock Purchase Agreement);

                  IT IS AGREED:

         1. Section 2.4 of the Stock Purchase Agreement is hereby amended in its entirety to read as follows:

                  2.4 Net Worth Adjustment.

                  (a) As used in this Section 2.4:

                     (i) "Purchase Price Adjustment Percentage" means the amount (expressed as a decimal) obtained by dividing the Net Closing Book Differential by $21,263,080.

                     (ii) "Net Closing Book Differential" means the amount obtained by subtracting the Ladenburg Book Differential from the GBI Book Differential.

                     (iii) "GBI Book Differential" means the amount obtained by subtracting the Adjusted Total Stockholders' Equity of the Purchaser on the last day of the calendar month immediately preceding the month in which the Closing occurs from $21,263,080.

                     (iv) "Ladenburg Book Differential" means the amount obtained by subtracting the Total Ownership Equity of Ladenburg on the last day of the calendar month immediately preceding the month in which the Closing occurs from $29,642,000.

                     (v) "Adjusted Total Stockholders' Equity" means the amount obtained by taking the sum of (1) the stockholders' equity of the Purchaser as of the last day of the calendar month immediately preceding the month in which the Closing occurs, based in part on the Total Ownership Equity of the Purchaser's subsidiary, GBI Capital Partners Inc. ("GBICP"), and (2) all out-of-pocket expenses incurred through such date by the Purchaser in connection with the Stock Purchase Agreement and the related transactions to the extent such expenses reduce the Purchaser's stockholders' equity.



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                     (vi) "Total Ownership Equity" means the amount referred to as "total ownership equity" in the Focus Reports referred to in subparagraph (b) below.

                  (b) Promptly after the Closing, upon filing of Focus Reports by Ladenburg and GBICP for the calendar month immediately preceding the month in which the Closing occurs, the individuals then serving as the chief financial officers of Ladenburg and Purchaser shall cooperate with each other to calculate the Purchase Price Adjustment Percentage. The Focus Reports for Ladenburg and GBICP shall be prepared, and the stockholders' equity of the Purchaser shall be determined, in accordance with GAAP, applied consistently as in the Financial Statements and the Purchaser Financial Statements. Upon completion of the calculation of the Purchase Price Adjustment Percentage, the number of shares to be issued to the Sellers and the conversion price of the Notes to be issued to the Sellers shall be adjusted (the "Issuance Adjustment") as follows:

                     (i) The number of shares of Purchaser Common Stock to be issued to the Sellers shall be increased from 18,181,818 to the Total New Shares and the Purchaser shall issue to the Sellers certificates representing the Total New Shares less 18,181,818. "Total New Shares" shall mean the quotient obtained by taking (x) a numerator of 25,000,000 over (y) a denominator of (1)
1.375 less (2) the product of 1.375 and the Purchase Price Adjustment Percentage. Notwithstanding the foregoing, if the issuance to LTGI of any additional shares of Purchaser Common Stock pursuant to this Amendment No. 1 shall, when taken together with all other shares of Purchaser Common Stock issued to LTGI as part of the Purchase Price, require compliance with the notification provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Purchaser shall issue to LTGI only that number of shares of Purchaser Common Stock as shall not require such compliance and the Purchaser shall not be obligated to issue any further additional shares of Purchaser Common Stock to LTGI until such compliance has been effected.

                     (ii) The Notes to be issued to the Sellers shall be amended, a copy of which is annexed hereto as Exhibit A, such that the conversion price shall be decreased by the amount obtained by taking the product of $2.60 and the Purchase Price Adjustment Percentage. Notwithstanding the foregoing, the conversion price of the Notes may not be decreased below a price that would result in the total number of additional shares of Purchaser Common Stock being issuable upon conversion of the Notes as a result of such adjustment, when added to the additional number of shares of Purchaser Common Stock being issued to the Sellers under subsection (i) above, exceeding 80% of the sum of (x) the number of additional shares to be issued and issuable to the Sellers under this Section 2.4(b) and (y) the number of additional shares of Purchaser Common Stock issuable to Frost-Nevada, Limited Partnership ("Frost") as a result of the Conversion Price Adjustment (as such term is defined in the Loan Agreement, dated as of February 8, 2001, as amended on the date hereof, between the Purchaser and Frost).

                  (c) Upon completion of calculating the Purchase Price Adjustment Percentage and the Issuance Adjustment, such calculations shall be submitted to the Enforcement Committee, New Valley and Berliner and shall be deemed conclusively accepted unless written objection thereto is given by any Party to the other Parties within 30 days after submission.

                  (d) If, within the 30-day period specified in Section 2.4(c), an objection is made, the Purchaser's Accountants and the Sellers' Accountants shall jointly review the determination of the Purchase Price Adjustment Percentage and the Issuance Adjustment (the "Initial Determination") and attempt



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to reach a mutually satisfactory determination of the Purchase Price Adjustment
Percentage and the Issuance Adjustment. If the Purchaser's Accountants and the Sellers' Accountants are unable to reach such a mutually satisfactory determination within 30 days after the Initial Determination has been submitted to them for their joint review, they shall promptly submit the Initial Determination to a firm of independent accountants jointly selected by them. The independent third firm shall submit its determination of the Purchase Price Adjustment Percentage and the Issuance Adjustment to New Valley, Berliner and the Enforcement Committee within 30 days of its receipt of the Initial Determination, and the determination of the Purchase Price Adjustment Percentage and the Issuance Adjustment by such third firm shall be final and conclusive upon the Parties. The Purchaser shall pay the fees and expenses of the Purchaser's Accountants and New Valley and Berliner shall pay the fees and expenses of the Sellers' Accountants. The fees and expenses of any independent third firm shall be paid 50% by the Purchaser and 50% by New Valley and Berliner.

                  (e) The Purchaser shall issue all shares of Purchaser Common Stock under this Section 2.4 in the proportion of 80.1% to LTGI and 19.9% to Berliner. Any additional shares of Purchaser Common Stock to be issued to the Sellers shall constitute consideration to the Sellers for the LTI Stock additional to the Purchase Price.

         2. Promptly after the Closing, the Purchaser shall reimburse the Sellers for all of their out-of-pocket expenses incurred through the date of the Closing in connection with the Stock Purchase Agreement and the related transactions.

         3. Section 6.1(a) of the Stock Purchase Agreement and Schedules 3.3,
3.12 and 4.5 thereto are hereby amended to delete all references thereto to the receipt of approval or consent of AMEX and NYSE and no Party's obligations to consummate the transactions contemplated by the Stock Purchase Agreement shall be subject to the receipt of such approval or consent.

         4. Sections 6.2(e), 6.3(b) and 6.3(d) of the Stock Purchase Agreement are hereby deleted in their entirety.

         5. Schedules 2.8(a) and 2.8(b) are hereby replaced by the attached Schedules 2.8(a)(i) and 2.8(b)(i) to reflect the directors and officers of the Purchaser and of GBICP effective as of the Closing Date.

         6. Section 3.9(e) of the Stock Purchase Agreement is hereby amended to change the reference therein from "90 days" to "180 days."

         7. The Purchaser represents and warrants to the Selling Parties as follows:

                  7.1 Authority and Corporate Action. Other than the Stockholder Approval, the Purchaser has all necessary corporate power and authority to enter into this Amendment No. 1 and such other instruments to be executed and delivered by the Purchaser in connection with the transactions contemplated by



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this Amendment No. 1 ("Additional Purchaser Transaction Documents") and to
consummate the transactions contemplated thereby. Other than the Stockholder Approval, all corporate action necessary to be taken by the Purchaser to authorize the execution, delivery and performance of the Additional Purchaser Transaction Documents has been, duly and validly taken. Each Additional Purchaser Transaction Document constitutes, or will constitute upon execution and delivery thereof, the valid, binding and enforceable obligation of the Purchaser, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy.

                  7.2 Capitalization. Any additional shares of Purchaser Common Stock to be issued pursuant to the revised Section 2.4 set forth above will be, upon issuance in accordance with the terms of this Amendment No. 1, duly authorized, validly issued, fully paid and nonassessable.

                  7.3 Opinion of Financial Advisor. The Purchaser has received a new opinion of Roth Capital Partners, LLC, dated April 24, 2001, to the effect that the consideration to be paid by the Purchaser for the Ladenburg Stock, as set forth in the Stock Purchase Agreement as amended hereby, is fair from a financial point of view to the Purchaser, and a true and complete copy of such opinion has been delivered to the New Valley Parties and Berliner prior to the execution of this Amendment No. 1.

         8. The New Valley Companies, on the one hand, and Berliner, on the other hand, severally and not jointly represent and warrant to the Purchaser as follows:

                  8.1 Authority and Corporate Action. Such Selling Party has all necessary corporate power and authority to enter into this Amendment No. 1 and the other instruments and agreements to be executed and delivered by such Selling Party in connection with the transactions contemplated by this Amendment No. 1 (collectively, the "Additional Seller Transaction Documents") and to consummate the transactions contemplated thereby. All corporate action necessary to be taken by such Selling Party to authorize the execution, delivery and performance of the Additional Seller Transaction Documents has or will at Closing have been duly and validly taken. Each of the Additional Seller Transaction Documents to which it is a party constitutes, or upon the execution and delivery by such Selling Party will constitute, the valid, binding and enforceable obligation of such Selling Party, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy.


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         9. Covenants.

                  9.1 Proxy Statement.

                     9.1.1 The Purchaser will prepare and file with the Commission as soon as reasonably practicable after the date of execution of this Amendment No. 1 a supplement ("Supplement") to the Purchaser's proxy statement, dated March 28, 2001, under the 1934 Act with respect to the matters addressed herein. The Purchaser shall give New Valley and Berliner and their counsel the opportunity to review the Supplement prior to filing it with, or sending it to, the Commission. The Purchaser will use its best efforts, after consultation with the other Parties, to cause the Supplement to be mailed to the holders of Purchaser Common Stock entitled to vote at the Purchaser Stockholder Meeting at the earliest practicable time.

                     9.1.2 The Purchaser, acting through its Board of Directors, shall include in the Supplement the recommendation of its Board of Directors that the stockholders of the Purchaser vote in favor of the matters presented in the Supplement for approval by vote of the stockholders and shall otherwise use its reasonable best efforts to obtain the Stockholder Approval.

                  9.2 Stockholder Meeting. The Purchaser shall cause the Purchaser Stockholder Meeting to be duly called and held as soon as reasonably practicable after the date of execution of this Amendment No. 1 for the purposes of voting on the items previously called for under the Stock Purchase Agreement as well as the issuance of any additional shares of Purchaser Common Stock to be issued pursuant to the revised Section 2.4 set forth above in this Amendment No. 1.

                  9.3 Additional Agreements. Concurrently with the execution of this Amendment No. 1, the Purchaser, GBICP and David Thalheim are executing and delivering an Amendment No. 2 to the Employment Agreement between GBICP and David Thalheim, providing for the resignation of Mr. Thalheim's from GBICP effective at the Closing.

         10. Miscellaneous.

            10.1 Press Release; Public Announcements; Filings. Promptly after execution of this Amendment No. 1, the Parties shall issue a press release in the form of Exhibit A annexed hereto (the "Amending Release"). The Purchaser and New Valley shall also each file with the Commission a Report on Form 8-K/A with respect to the transactions contemplated hereby (the "8-K/As" and together with the Amending Release, the "Agreed Additional Disclosure"). Each 8-K/A shall be provided by its preparer to the other Party prior to filing and the other Party shall be given a reasonable opportunity to comment thereon. The Parties shall not make any other public announcements in respect of this Amendment No. 1 or the transactions contemplated herein inconsistent with the Agreed Additional Disclosure without prior consultation and approval as to the form and content thereof except to the extent required by law. Notwithstanding the foregoing, a Party may make any disclosure which its counsel advises is required by applicable law or regulation, in which case the other Party shall be given such



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reasonable advance notice as is practicable in the circumstances and the Parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. The Parties may also make appropriate disclosure of the transactions contemplated by this Amendment No. 1 to their officers, directors and Representatives.

            10.2 Headings. The headings contained in this Amendment No. 1 are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment No. 1.

            10.3 Severability, Etc. As amended hereby, the Stock Purchase Agreement shall continue in full force and effect. All references in the Stock Purchase Agreement to the term "Agreement" shall hereafter mean the Stock Purchase Agreement as amended hereby. If any term or other provision of this Amendment No. 1 is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Amendment No. 1 shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

            10.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without giving effect to principles of conflicts of law.

            10.5 Counterparts. This Amendment No. 1 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument. Delivery of an executed counterpart of a signature page of this Amendment No. 1 by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment No. 1.


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         IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to the
Stock Purchase Agreement to be executed as of the date first written above.



                                          GBI CAPITAL MANAGEMENT CORP.


                                               /s/ Richard J. Rosenstock
                                          By: _________________________________
                                               Name:  Richard J. Rosenstock
                                               Title: President

                                          NEW VALLEY CORPORATION


                                                /s/ Richard J. Lampen
                                          By: _________________________________
                                               Name:  Richard J. Lampen
                                               Title: Executive Vice President

                                          BERLINER EFFEKTENGESELLSCHAFT AG


                                                /s/ Holger Timm
                                          By: _________________________________
                                               Name:  Holger Timm
                                               Title: CEO

                                          LADENBURG, THALMANN GROUP INC.


                                                /s/ Victor M. Rivas
                                          By: _________________________________
                                               Name:  Victor M. Rivas
                                               Title:

                                          LADENBURG, THALMANN & CO. INC.


                                                /s/ Victor M. Rivas
                                          By: _________________________________
                                               Name:  Victor M. Rivas
                                               Title: Chairman & CEO